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                                                                    EXHIBIT 10.8

                        DESCRIPTION OF 1991 WARRANT PLAN

          On December 13, 1990, the Board of Directors of the Company adopted the 1991 Directors' Warrant Plan (the "1991 Warrant Plan"), pursuant to which each non-employee director, upon election or appointment to the Board, will be offered 3,750 five-year warrants, at $.40 per warrant (the "Directors' Warrants"), each to purchase one share of Common Stock at an exercise price to be determined by the Board at the time the Directors' Warrants are issued, which exercise price shall not be less than the then current market price for the shares of Common Stock underlying the Directors' Warrants, and which provides that each new director shall use the first quarterly director's fee to pay the purchase price for the Director's Warrants.